Exhibit (a)(1)(g)

FORM OF AMENDMENT TO STOCK OPTION AGREEMENTS

CEC ENTERTAINMENT, INC.

AMENDMENT TO STOCK OPTION AGREEMENTS

CEC Entertainment, Inc. (the “Company”) and [NAME] (the “Optionee”) are parties to the stock option agreements described on Exhibit A (the “Agreements”) granting Optionee options (the “Options”) to purchase shares of the Company’s common stock (the “Shares”) subject to the terms of the Company’s 1997 Non-Statutory Stock Option Plan identified on Exhibit A.

1. Modification of Exercise Price. As of July 5, 2007, the exercise prices per Share set forth in the Agreements shall be amended to the New Exercise Prices per Share set forth on Exhibit A:

2. Option Agreements. To the extent not expressly amended hereby, the Agreements remain in full force and effect.

3. Entire Agreement. This Amendment, taken together with the Agreements (to the extent not expressly amended hereby) represents the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the stock option grants evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto. This Amendment amends each of the Agreements.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, this instrument is executed as of July 5, 2007.

OPTIONEE	CEC ENTERTAINMENT, INC.

Signature	By

Print Name	Title

EXHIBIT A

Governing Stock Option Plan	Option Grant Date	Number of Options Amended	New Exercise Price Per Share
1997 Non-Statutory Stock Option Plan